September 30, 2013

Joseph C. Avellone, M.D.

Dear Joe:

This letter is intended to confirm our discussions regarding the continuation of your employment relationship with PAREXEL International Corporation (“PAREXEL” or the “Company”) while you take personal leave to pursue your candidacy for the office of Governor of the Commonwealth of Massachusetts. The terms and conditions have been approved by the Compensation Committee of PAREXEL’s Board of Directors and will replace your current terms and conditions of employment.

Effective October 1, 2013, your title will be Executive Vice President, CRS. You will continue to report to Mark Goldberg, President and Chief Operating Officer, and your duties will include business development support and client-focused activities as directed by the Company. In your new position, you will no longer be a member of the Company’s Business Review Committee or the Company’s Executive Committee. Your primary work location will be out of your home but you will continue to have an office at the Company’s Waltham, Massachusetts location, and you will be expected to travel to other Company offices as well as client locations as needed. The Company reserves the right to adjust your terms of employment, including your reporting relationship and job duties in its discretion.

In your new position, you will be employed by PAREXEL on a reduced-time basis, working at the rate of 20% of your prior full-time schedule, or on average about eight hours per week. Your annualized base salary of $110,000 will be paid on a semi-monthly basis in the amount of $4,583.33. You will continue to be eligible to participate in the Company’s Management Incentive Plan (MIP), subject to the terms and conditions of MIP. Your target percentage under MIP starting with the FY2014 plan year will be 30% of your base salary.

In your new role, you will not be eligible to receive awards of PAREXEL equity including, without limitation, options to purchase PAREXEL’s Common Stock or restricted shares of PAREXEL’s Common Stock. Any prior awards of restricted shares of PAREXEL’s Common Stock and/or prior awards of options to purchase PAREXEL’s Common Stock will remain unaffected and will vest in accordance with, and otherwise be subject to, the provisions set forth in the applicable equity plan and restricted stock and/or stock option agreements while you remain employed with the Company.

In your new role, you will be entitled to participate in the benefit plans and programs offered from time to time to regular part-time U.S. employees working at the same percentage of a full-time schedule. Currently, the only such benefit PAREXEL offers is participation in PAREXEL’s 401(K) Savings Plan managed by Fidelity Investments. As of the effective date of your change in status, October 1, 2013, your participation in all other benefits plans and programs of the Company will

195 West Street | Waltham, MA 02451 USA | + 1 781 487 9900 t | + 1 781 434 5040 f
www. PAREXEL.com

cease in accordance with the terms of the applicable plan documents, except as otherwise provided herein.

As of October 1, 2013, you will be eligible to elect the continuation of coverage under the Company’s health, dental and vision insurance plans (“Health Care Plans”) pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) at the same level of coverage as was provided to and elected by you immediately prior to your change in role. To be eligible for continuation of coverage under the Health Care Plans, you must be actively enrolled in the applicable Health Care Plan(s) as of September 30, 2013. For purposes of Title X of COBRA, the date of the “qualifying event” for you and your covered dependents shall be September 30, 2013, and each month of Company-subsidized coverage continuation provided hereunder runs concurrently with coverage continuation due under COBRA. Upon the expiration of the Company-subsidized premium payments, you will be required to pay the total premium rate in effect. Any continuation of Company-sponsored coverage shall be governed by COBRA and the terms and conditions of the applicable plan documents.

As a condition of the new role, you are required to sign an updated Key Employee Agreement, a copy of which is enclosed with this letter.

The foregoing describes the compensation and benefits being offered to you by PAREXEL, but is not a contract or guarantee of continued employment or employment for any particular period of time. You remain an at-will employee of PAREXEL, meaning that you or PAREXEL are free to terminate your employment at any time, for any reason or no reason, with or without notice or cause.

This letter sets forth PAREXEL’s entire proposed terms of employment and supersedes any other written or verbal discussions concerning your terms of employment with PAREXEL. Please review this letter carefully and confirm your acceptance by signing where indicated below.

Sincerely,

/s/ Michael R. Brandt

Michael R. Brandt
Corporate Vice President, Human Resources
PAREXEL International Corporation

I accept PAREXEL’s offer of employment based on the terms and conditions described in this letter.

Signature:                            Date:

/s/ Joseph C. Avellone                        September 30, 2013
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195 West Street | Waltham, MA 02451 USA | + 1 781 487 9900 t | + 1 781 434 5040 f
www. PAREXEL.com